Exhibit 99.1

Argan, Inc. Announces The Passing of Board Member
Peter L. Winslow

Rockville, MD (December 3, 2007) -- Argan, Inc. (AMEX: AGX) regretfully announces the passing of board member Peter L. Winslow.

Mr. Winslow had been a member of Argan’s Board of Directors since June 2003 and was a member of Argan’s audit committee.

“Peter will be greatly missed by our organization,” said Rainer Bosselmann, Argan’s Chairman and Chief Executive Officer. “He brought to his board role a tremendous depth of professional knowledge and experience and we are appreciative of the excellent counsel and guidance he consistently provided. We extend our sincere condolences to his family.”

Argan also announces that Board member W.G. Champion Mitchell will assume Mr. Winslow’s responsibilities on Argan’s audit committee. Mr. Mitchell, who is Chairman and Chief Executive Officer of Network Solutions, Inc., has been a Director of Argan since October 2003.

About Argan
Argan is a publicly traded holding company focusing on companies that provide products and services to growth industries. Argan’s primary business is designing and building energy plants for the rapidly growing alternative energy sector through its Gemma Power Systems subsidiary. Argan has two other subsidiaries: Southern Maryland Cable, Inc., which provides inside premise wiring services to the federal government including military installations and government office sites requiring high-level security clearance and also provides underground and aerial construction services and splicing to major telecommunications and utilities customers; and Vitarich Laboratories, a farm to market, vertically integrated private label manufacturer that manufactures, packages and distributes premium nutraceutical products, including nutritional and whole food dietary supplements and other personal healthcare products.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200